Exhibit 6.47

ADDENDUM A CONTRATO DE ARRENDAMIENTO Global Service Spa Con Juan Carlos Barrera Pacheco	ADDENDUM TO LEASE AGREEMENT Global Service Spa With Juan Carlos Barrera Pacheco
En Santiago, República de Chile, a 24 de marzo de 2023, comparece, por una parte, Global Service Spa, rol único tributario número 76.020.619-9, con domicilio en Jose Maria Escrivá de Balaguer número 13105 oficina 409, Lo Barnechea, Santiago representado según se acreditara por doña Elizabeth Carola López Nuñez, cedula de identidad 13.639.467-5, Ingeniero en Prevención de Riesgos, Chilena, mismo domicilio, Móvil +569 99411042, email:elopez@geglobalservice.com, en adelante "La Subarrendadora"; y por la otra parte, ENERGYX Chile SpA, Rol Único Tributario 77.722.827-7 debidamente representada, según se acreditará, por don Teague Egan, pasaporte de los Estados Unidos de América número 642.991.498, email: Teague@energyx.com y por don Juan Carlos Barrera Pacheco, chileno, cédula de identidad número 10.528.182-K, Móvil +569 57280443, email: Juan.carlos@energyx.com, domiciliado para estos efectos en ALONSO DE CORDOVA 4355 OF 1503 15P, Comuna: VITACURA, en adelante indistintamente "El Subarrendatario"; y en conjunto con "La Subarrendadora" las "Partes" e individualmente la "Parte"; los comparecientes mayores de edad, quienes acreditaron su identidad con las cédulas citadas, y exponen que por medio de este acto han convenido en la celebración del siguiente Contrato de Arrendamiento:	In Santiago, Republic of Chile, on March 24, 2023, appears, on the one hand, Global Service Spa, sole tax roll number 76.020.619-9, with address at Jose Maria Escrivá de Balaguer number 13105 office 409, Lo Barnechea, Santiago represented as accredited by Mrs. Elizabeth Carola López Nuñez, identity card 13.639.467-5, Risk Prevention Engineer, Chilean, same address, Mobile +569 99411042, email: elopez@geglobalservice.com, hereinafter "The Sublessor"; and on the other hand, ENERGYX Chile SpA, Single Tax Roll 77.722.827-7 duly represented, as will be accredited, by Mr. Teague Egan, passport of the United States of America number 642.991.498, email: Teague@energyx.com and by Mr. Juan Carlos Barrera Pacheco, Chilean, identity card number 10.528.182-K, Mobile +569 57280443, email: Juan.carlos@energyx.com , domiciled for these purposes at ALONSO DE CORDOVA 4355 OF 1503 15P, Commune: VITACURA, hereinafter indistinctly "The Sublessee"; and in conjunction with "The Sublessor" the "Parties" and individually the "Party"; the participants of legal age, who proved their identity with the aforementioned cards, and state that through this act they have agreed to the conclusion of the following Lease Agreement:
PRIMERO: Antecedentes La empresa Global Service SpA anteriormente individualizada y Juan Carlos Barrera Pacheco firmaron un contrato de	FIRST: Background The company Global Service SpA previously mentioned and Juan Carlos Barrera Pacheco signed a lease contract dated January 5,

JCB//

arrendamiento con fecha 5 de Enero 2023 por la propiedad de la cual Global Service SpA es Arrendataria bajo contrato LEASING del inmueble ubicado en calle Los Copihues ST 28 LT A-1 sector Las Quintas Km 12 ciudad y comuna de Antofagasta, enrolado con el número 25001-15 del Servicio de Impuestos Internos de Chile. Cabe mencionar, que según lo dispuesto por el articulo 1946 del código civil, "La Subarrendadora" se encuentra debidamente autorizada para subarrendar el inmueble anteriormente individualizado, por el Arrendador Banco de Crédito e Inversiones, con acceso por calle Nevadas, según lo dispone el contrato de Arriendo leasing, firmado y aceptado por ambas partes con fecha 28 de marzo de 2022 en la Notaria de don Félix Jara Cadot notario público de la 41 Notaria de Santiago ubicada en calle Huérfanos 1160 subsuelo y que el Subarrendatario declara conocer y aceptar.	2023 for the property of which Global Service SpA is the Lessee under a LEASING contract of the property located at Los Copihues ST 28 LT A-1 sector Las Quintas Km 12 city and commune of Antofagasta, registered with the number 25001-15 of the Chilean Internal Revenue Service (Servicio de Impuestos Internos de Chile). It is worth mentioning that according to the provisions of article 1946 of the Civil Code, "The SubLessor" is duly authorized to sublease the aforementioned property by the Lessor, Banco de Crédito e Inversiones, with access from Nevadas Street, as provided in the Lease Lease Agreement, signed and accepted by both parties on March 28, 2022 at the Notary Office of Mr. Felix Jara Cadot, Notary Public of the 41st Notary Office of Santiago, located at 1160 Huerfanos Street, basement, which the Sublessee declares to know and accept.
SEGUNDO: Cambio Subarrendatario Por el presente acto e instrumento, "La SubArrendadora" Global Service SpA , Juan Carlos Barrera Pacheco y ENERGYX Chile SpA, acuerdan según la Cláusula Segundo del Contrato de arrendamiento firmado entre las partes, la modificación de los datos de "El SubArrendatario" suscribiendo ese adendum la empresa subsidiaria en Chile de Energy Exploration Technologies (EnergyX), inc. En este caso el nuevo Subarrendatario será la subsidiaria en Chile de EnergyX, ENERGYX Chile SpA, Rol Único Tributario 77.722.827-7. La nueva Subarrendataria, ENERGYX Chile SpA asume todas las obligaciones y acuerdos del contrato de arrendamiento original. El resto de las cláusulas del contrato se mantienen intactas.	SECOND: Change of Sublessee By the present act and instrument, "The SubLessor" Global Service SpA, Juan Carlos Barrera Pacheco and ENERGYX Chile SpA, agree according to Clause Two of the Lease Contract signed between the parties, the modification of the data of "The SubLessee" subscribing this addendum the subsidiary company in Chile of Energy Exploration Technologies (EnergyX), inc. In this case the new Sublessee will be the subsidiary in Chile of EnergyX, ENERGYX Chile SpA, Rol Único Tributario 77.722.827-7. The new Sublessee, ENERGYX Chile SpA, assumes all the obligations and agreements of the original lease. The rest of the clauses of the contract remain intact.
TERCERO: Ejemplares Para constancia, firman las partes el presente contrato en dos ejemplares, quedando uno de ellos en poder de cada parte.	THIRD: Exemplars For the record, the parties sign this contract in two copies, one of them being in the possession of each party.

Powered by ecert Firma electrónica avanzada ELIZABETH CAROLA LOPEZ NUNEZ 2023.04.18 11:19:57 -0400	Powered by ecert Firma electrónica avanzada ELIZABETH CAROLA LOPEZ NUNEZ 2023.04.18 11:21:04 -0400
Elizabeth Carola López Núñez P. p. Global Service SpA SubArrendador	Elizabeth Carola López Núñez P. p. Global Service SpA SubLessor
DocuSigned by: 00D71C3A482B454...	DocuSigned by: 00D71C3A482B454...
Teague Egan p.p.ENERGYX Chile SpA SubArrendatario	Teague Egan p.p.ENERGYX Chile SpA SubLessee
Juan Carlos Barrera Pacheco p.p.ENERGYX Chile SpA SubArrendatario	Juan Carlos Barrera Pacheco p.p.ENERGYX Chile SpA SubLessee
Juan Carlos Barrera Pacheco	Juan Carlos Barrera Pacheco